Exhibit 10.54

* The Company has, pursuant to rule 246(b)((6)(2) of the Securities Exchange Act of 1934, as amended, requested confidential treatment with respect to Sector 4 of the contract and has filed the information set forth therein separately with the Securities and Exchange Commission.

DESIGN DEVELOPMENT AGREEMENT
Including reference to the cooperation with the Porsche Design Studio

Quote 3546.D1

November 3, 2008

by and between the firm of Porsche Design Gesellschaft m.b.H., Flugplatzstrasse 29, A-5700 Zell am See, Austria ["Porsche Design"] and **mPhase Technologies, Inc., 150 Clove Road, Little Falls, New Jersey 07424 USA** ["Customer"].

1. Subject Matter of the Agreement

1.1 The subject matter of the Agreement is the development of a design ["Design"] for the product described below ["Design Product"] by Porsche Design on behalf of Customer:

- AlwaysReady Emergency Flashlight

- External case and internal layout concept

Please note that the engineering services are not subject of this contract.

1.2 The usage of a design by Customer and the right to use the reference "Porsche Design Studio" according to art. 6 of this Agreement.

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2. Design Services and Development Stages

2.1 Design concept:

2.1.1 Procuring and studying all relevant project data: list of requirements, competitors, design data and component samples.

2.1.2 - Identifying ideas in the form of sketches, design drawings and/or preliminary models
- Developing a concept in the form of virtual 3D computer models by means of files and renderings [software: Alias Studio Tools or Solid Works]
and/or
- 2D drawings, files and physical concept models [foam, etc.].

2.1.3 Making a presentation of 3 [three] different design concepts in form of:
- 3D modelling
- various renderings
- 3D data on DVD
- 3D physical concept model

Taking decisions for the subsequent development phase

2.2 Concept elaboration:

2.2.1 Working on one selected design concept including the agreed scopes of changes in form of:
- 3D modelling
- various renderings
- D3 data on DVD
- 3D physical concept model

2.2.2 Making a presentation, taking decisions for the design realization.

2.3 Further concept elaboration – **by separate agreement** - :

2.4 In case Customer has the Design Product marketed by Customer manufactured by a sub-contractor, Customer shall enable Porsche Design to cooperate directly with the manufacturer of the products during the entire course of the design development.

2.5 Concept specification

2.5.1 Porsche Design shall participate via teleconference with Customer to define the product functions by no later than 17 November 2008.

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2.5.2 Porsche Design shall be provided by Customer with the following documents required for the development of the Design by Porsche Design by no later 17 November 2008. ....

1. Written performance specifications including all requirements and recommendations compliance with which Customer requests in respect of
   - marketing [product functions, target group description, prices, etc.]
   - engineering [material, design, manufacturing processes, components, etc.]
2. Design data regarding components and assemblies and the total product [package drawings].
3. Samples of materials, components, assemblies and complete products, etc. as far as available.

2.6 Porsche Design undertakes to perform the contract services by its own staff and/or companies of the Porsche Group. Porsche Design shall be entitled to subcontract the performance of individual services to other third parties. Such subcontracting shall not affect the obligations of Porsche Design to Customer under this Agreement.

2.7 Following completion of the design services to be rendered by Porsche Design, Porsche Design shall deliver to Customer the result of the design services [hereinafter "Design Result"] and all documents required for its use. Acceptance shall be made in connection with a joint discussion of the Design Result. If despite Porsche Design's request no acceptance is made, the Design Result shall be deemed accepted four weeks after delivery.

3. Deadlines

3.1 Schedule:

[i]	Conclusion of the agreement by:	11 November 2008
[ii]	Brainstorming session via teleconference by:	17 November 2008
[iii]	Developing the design concept pursuant to clause 2.1 by:	5 weeks following [i]
[iv]	Evaluating the results by Customer by:	1 week following [iii]
[v]	Elaborating a concept pursuant to clause 2.2 by:	3 weeks following [iv]

3.2 A precondition of meeting the deadlines referred to in clause 3.1 shall be the timely presentation by Customer of the documents and items pursuant to clause 2.5 and the procurement without delay of further documents which in the opinion of Porsche Design are required for the design development and decisions to be taken by Customer in the course of the development stages pursuant to clause 2 without undue delay.

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3.3 Porsche Design shall render the contract services in conformity with the schedule referred to in clause 3.1. Binding shall be only such deadlines as have been stated in respect of the completion of the contract services; Customer shall not be entitled to derive any rights from other deadlines being exceeded. Both parties hereby agree to reasonably adjust the dates for completion of the contract services if it becomes apparent during the execution of the order that the deadlines cannot be met for reasons for which Porsche Design is not responsible. As soon as it becomes apparent that the schedule cannot be adhered to, Porsche Design shall inform Customer giving reasons without undue delay. In the event of default by Porsche Design for which Porsche Design is responsible, Customer shall be entitled to rescind the Agreement having allowed an additional period of time of six weeks. Services received by either party shall be mutually returned. Further claims by Customer, in particular claims for damages based on late performance or non-performance of the Agreement, shall be excluded.

4. Remuneration and Reimbursement of Expenses *

5. Performance Standard

5.1 Porsche Design shall perform the contract services on the basis of the generally accepted standards of technology exercising the care usual in the line of business.

5.2 Each contracting party shall inform the other contracting party without undue delay if, as compared with this Agreement, [a] additional contract services or [b] changed contract services with regard to content, schedule or prices or [c] accepted standards of technology other than those applying at the date hereof are to be used as a basis. The contracting parties are obliged to adjust their obligations as far as reasonable to the changed contract services and to bring about a written amendment to the Agreement.

6. Reference to the Porsche Design Studio

6. 1 References to the cooperation with the Porsche Design Studio in promotional material can only be made under the following conditions:

- The only correct name for any references must be "Porsche Design Studio".

- Any reference to the companies Dr. Ing. h.c. F. A. Porsche AG or to the Porsche Lizenz- und Handelsgesellschaft mbH or to Porsche Design Group is not permitted.

- The use of the trademarks of Porsche AG (including, but not limited to "Porsche", "Porsche Crest" or "Porsche Design") is not permitted.

- In case the Porsche Design Studio Logo is used, Porsche Design Corporate Design rules have to be applied.

- The design and appearance for all promotional material have to be executed and approved in writing by Porsche Design prior publication.

- Reference to the Porsche Design Studio can only be made for products with 100% design content by Porsche Design and which have not been changed by the Customer nor any third party.

- Reference to the Porsche Design Studio can only be made for the duration of this agreement.

6.2 Under this agreement Customer is - subject to prior written approval - only authorized to refer to the cooperation with Porsche Design in the following media:

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- Product brochures promoting the product as described in this agreement:
"____________design by Porsche Design Studio" using the Porsche Design Studio Logo and/or reference in text

- Banners and signs in show booths:
"____________ design by Porsche Design Studio" using the Porsche Design Studio Logo and/or reference in text

- Internet website exclusively related to the projects as described in this agreement:
"____________ design by Porsche Design Studio" using the Porsche Design Studio Logo and/or reference in text

- Print advertising:
"____________ design by Porsche Design Studio" using the Porsche Design Studio Logo

6. 3 The use of the trademark "Porsche Design" as an application to the Design Products or to the packaging is not permitted.

6.4 It is not permitted to refer to the Customer as originator, author or inventor of the Design.

6.5 Without pleading continuation in a related context Customer shall pay for each single infringement of this Agreement a contractual penalty of 20% of the contract value, but at minimum of 25.000 Euro for each single infringement.

7. Exclusivity

7.1 Porsche Design undertakes not to develop any design that is confusingly similar to the Design Result hereunder for the Design Product.

7..2 Up to twelve months after the presentation pursuant to clause 2.2.2, Porsche Design shall not develop a design for third parties for a product that is identical or similar to the Design Product.

8. Industrial Property Rights and Copyright

8.1 Customer acknowledges that any industrial property rights [copyright, design rights, utility model rights, patents and know-how] to the Design Result or to any copy of the work are originally created as the exclusive and unrestricted property of Porsche Design.

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8.2 For the Design Result, Customer will be granted a licence for exclusive use of the Design Product. As far as in connection with the contract services to be rendered designs are created warranting protection [hereinafter "New Proprietary Rights"], Customer will in respect of the Design Result be granted an exclusive licence to manufacture and market the Design Products. In any event the licence shall originate not until after payment in full of the remuneration pursuant to clause 4. Customer shall not be allowed to grant sub-licences or to use the Design Result for products other than the Design Product.

8.3 Porsche Design shall be entitled, but not obligated, to register and maintain any proprietary rights to the Design Result in its own name. If Customer desires registration in its own name and for its own account, Customer shall first come to an agreement with Porsche Design on the subject matter, the territories and the duration of registration.

8.4 Any licence to patentable inventions, excluding battery and battery triggering mechanisms, made by Porsche Design on the occasion of the development of the Design and application for a patent in respect of which is intended to be made, shall in each case be offered to Customer first and shall require a separate agreement. In case of failure to accept the offer, Customer shall have no rights whatsoever to the invention.

8.5 Insofar as at the date hereof or apart herefrom any proprietary rights of Porsche Design shall have been created [hereinafter "Old Proprietary Rights"] which are incorporated in the Design Result, Customer shall be entitled to use the Old Proprietary Rights under a non-exclusive licence for the manufacture and marketing of the Design Product.

8.6 Insofar as in connection with the contract services to be rendered New Proprietary Rights are created, excluding battery and battery triggering mechanisms, they shall be due exclusively to Porsche Design.

9. Warranty

9.1 Porsche Design warrants to Customer that

[a] The Design Result reflects the realization elected on by Customer [clause 2.2.2];
[b] The design services will be rendered in accordance with the generally accepted standards of technology applicable and agreed on as relevant at the time of the respective realization.

Porsche Design does not warrant any economic success of the Design Result.

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9.2 In the event of any warranty claim, Porsche Design shall remedy the defect without undue delay at its own expense [Remedy]. Porsche Design shall be entitled to refuse any Remedy if it is only feasible at a disproportionate expenditure. Porsche Design shall not be obliged to entrust a third party with Remedy work. Insofar as the Remedy fails or is rightly refused, Customer shall be entitled to an appropriate reduction of the purchase price. A Remedy shall be deemed to have failed if the Design Result despite repeated attempts of Remedy does not comply with the warranted standard pursuant to clause 9.1 in material respects and Customer cannot reasonably be expected to agree to any further attempts.

9.3 Further claims, for instance, for rescission of the Agreement or substitute performance shall be excluded. Rights pursuant to clause 9 shall remain unaffected.

9.4 Warranty claims shall become statute-barred within one year from acceptance of the Design Result.

9.5 Porsche Design shall not be under any warranty obligation in respect of defects if the cause is within the sphere of Customer's responsibility. This shall in particular include defects attributable to instructions by Customer or materials, data, drawings, documents or other information made available by Customer.

9.6 Porsche Design shall be compensated at the rates of Porsche Design current at any time for the determination and rectification of defects coming within Customer's sphere of responsibility.

10. Claims for Damages or Compensation

10.1 All warranty claims pursuant to clause 8 hereof as well as all claims for damages and other claims for compensation by Customer pursuant to this clause 10 or other provisions hereof, of whatever kind and on whatever legal ground, shall be limited to a total of ten per cent of the contractual remuneration. Claims for compensation for lost profit and for damage caused by interruption of business shall be excluded. These limitations shall not apply to claims based on wilful conduct by Porsche Design and its vicarious agents.

10.2 Claims pursuant to clause 10.1 shall become statute-barred within one year from acceptance of the Design Result.

10.3 Insofar as the liability of Porsche Design is excluded or limited, this shall also apply to the personal liability of statutory or other representatives as well as vicarious agents of Porsche Design.

10.4 Customer shall indemnify Porsche Design against all claims by third parties to whom Porsche Design is not liable internally in relation to Customer.

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11. Proprietary Rights of Third Parties

11.1 Porsche Design does not warrant that as a result of the manufacture and as a result of the marketing of products in which the Design Result has been incorporated proprietary rights of third parties and other rights of third parties will not be infringed. If any claim is made on Porsche Design by a third party based on infringement of proprietary rights or other rights and if Porsche Design has executed the order complying with Customer's standards, Customer shall be obliged to indemnify Porsche Design against such claims. The obligation to indemnify shall also relate to expenses necessarily incurred by Porsche Design in connection with claims asserted by a third party.

11.2 In connection with the order Porsche Design will not carry out any searches regarding design rights or other proprietary rights of third parties. If in rendering the contract service either contracting party learns of any proprietary rights of third parties conflicting with the manufacture and the marketing of the Design Product, such contracting party shall inform the other contracting party accordingly without undue delay. The contracting parties shall agree on a financially sensible amendment to the contract services as far as the conflicting proprietary rights require such change.

12. Confidentiality

12.1 The contracting parties undertake to treat confidentially the conclusion, subject matter and performance of this Agreement as well as all information they learn from the respective other party [hereinafter "Obligation of Confidentiality"]. The parties shall impose the same obligation of confidentiality on any subcontractors they employ. Obligations of confidentiality under this Agreement shall not apply if and insofar as the respective information was already known to the other party at the time of communication, is already generally known or available or through no fault of the respective other party becomes generally known or available or was or is lawfully disclosed or made available to the other party by a third party or must be disclosed by reason of statutory provisions or official orders.

12.2 The obligation of confidentiality pursuant to clause 12.1 shall apply for the duration of this Agreement. Thereafter each party may request an extension of the obligation of confidentiality for such information to be expressly designated as at that time does not yet reflect the general standards of technology and/or form the basis of Customer's serial production.

12.3 Following acceptance of the Design Result, Porsche Design shall be entitled to use the fact of the rendering of contract services for reference purposes as long as Customer is named. Any publication of the Design Result shall not be permitted though.

13. Transfer of the Agreement or of Rights and Obligations

The transfer of this Agreement or the transfer or licensing of rights and obligations hereunder by Customer to third parties shall require the prior written consent of Porsche Design.

14. Term and Extraordinary Termination of the Agreement

14.1 This Agreement shall come into force upon signature by both parties and shall end after 5 years. After this time period the Agreement shall automatically be renewed for another [1] year, unless not terminated in writing with a six months period by both parties. The entitlement to the exclusive use of any New Proprietary Rights shall apply as long as such rights are protected.

14.2 Both contracting parties shall be entitled to give notice of extraordinary termination of the Agreement for cause. Cause shall in particular be deemed to exist in the event of [a] non-agreement on additional remuneration pursuant to clause 4.5 sentence 2 or clause 4.6 or clause 4.7 or [b] the other party violating a material provision of the Agreement and such breach of duty not being remedied even after a written warning within a reasonable period of time to be stated in the warning or [c] insolvency or imminent insolvency of Customer.

14.3 Porsche Design shall be entitled to extraordinary termination of the Agreement in the event that in two consecutive years the annual remuneration according to art. 4.1 do not reach the minimum according to art. 4.2.

14.4 As from the termination of this Agreement Customer shall refrain from using its rights according to art. 6 and from the usage of the Porsche Design concepts as well as the manufacture, sale and distribution of the Design Product, unless the parties agree upon otherwise.

15. General Provisions

15.1 Customer shall let Porsche Design have free of charge one serially produced sample of the Design Product for product presentation in the studio.

15.2 This Agreement contains the entire understanding between the contracting parties. Modifications of and/or amendments to this Agreement shall be in writing in order to be valid. All statements under this Agreement such as consents, communications, notices of defects, warnings and notices of termination shall only be valid in writing. Any statement shall be deemed to have been received in due

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time if transmitted by fax machine within the specified time. Verbal agreements or agreements made over the telephone shall in each case be confirmed in writing to be valid.

15.3 Force majeure, industrial disputes, terrorist acts, epidemics, riots, measures by any government or authority and other unforeseeable, unavoidable and serious events shall for the duration of the disturbance and to the extent of its effect release the party so affected from its obligations to perform. The parties shall inform each other without undue delay about the occurrence of such event and, if required, shall adjust their obligations to the changed circumstances during the continuance of such event.

15.4 The invalidity or ineffectiveness of any contractual provision shall not affect the validity of the remaining contractual provisions. In such case the contracting parties shall replace the void or ineffective provision by another provision that comes a close as possible to the intended economic purpose.

15.5 The place of performance shall be the location of Porsche Design's principal office as far as this is compatible with the nature of the obligation.

15.6 General terms and conditions of Customer deviating from the provisions of this Agreement shall not apply. This shall also apply if Porsche Design aware of deviating terms and conditions of Customer executes an order or a partial order without reservation.

15.7 Customer shall be entitled to set-off and to the enforcement of a lien only if Customer's claims have not been contested or have become final res judicata.

15.8 For all disputes arising out of or in connection with this Agreement the exclusive jurisdiction of the court having subject matter jurisdiction in the town of Salzburg, Austria is agreed. It is established that this Agreement is a mutual commercial transaction. Austrian law shall apply to the Agreement and its construction. The regulations of the United Nations Convention on Contracts for the International Sale of Goods [CISG] shall not apply.

15.9 This Agreement is done in two copies of which each party will receive one copy.

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PORSCHE DESIGN
STUDIO

Zell am See, [date]

For Porsche Design Gesellschaft m.b.H.

Little Falls, N.J., Dated: 11/10/2008

For *mPhase Technologies, Inc.*

Roland Heller
Managing Director

Christian Schwamkrug
Design Director

Ronald A. Durando
President